                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        Advanced Energy Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                        ADVANCED ENERGY INDUSTRIES, INC.
            PROXY STATEMENT FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of Advanced Energy Industries, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 6, 1998 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting Of Stockholders. The Annual Meeting will be held at the Company's executive offices at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. The Company's telephone number is
(970) 221-4670.

    These proxy solicitation materials, together with a copy of the Company's 1997 Annual Report to Stockholders, were mailed on or about April 2, 1998 to all stockholders entitled to vote at the meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

    Stockholders of record at the close of business on March 9, 1998 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, 22,517,438 shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), were issued and outstanding.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

    Each share of Common Stock entitles its holder to one vote on matters to be acted upon at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. The affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present or represented by proxy at the meeting. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not treat abstentions as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for ratification of the appointment of the designated independent auditors, for amendments of the Plan (defined herein) as set forth herein, and, as the case may be with respect to any items not marked, as the proxy holders deem advisable, on any other matters that may come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

    The cost of soliciting proxies will be borne by the Company. The Company has retained the services of the Bank of Boston NA, c/o Boston Equiserve LP to aid in the solicitation of proxies from bankers, bank nominees and other institutional owners. The Company estimates that it will pay the Bank of Boston a fee not to exceed $2,500 for its services and will reimburse the Bank of Boston for certain out-of-pocket expenses. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telefax, or telegram.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

    A board of six directors is to be elected at the Annual Meeting. The proxies cannot be voted for a greater number of persons than six. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

    The following table sets forth certain information concerning the nominees which is based on data furnished by them.

                                         DIRECTOR
 NOMINEES FOR DIRECTOR        AGE           SINCE     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE DURING PAST FIVE YEARS
------------------------      ---      -----------  ------------------------------------------------------------------------
Douglas S. Schatz                 52         1981   Douglas S. Schatz is a co-founder of the Company and has been its
                                                    President and Chief Executive Officer and a director since its incorporation in 1981. Mr. Schatz also co-founded Energy Research
                                                    Associates, Inc. and served as its Vice President of Engineering from
                                                    1977 through 1980.

G. Brent Backman                  57         1981   G. Brent Backman is a co-founder of the Company and has been a Vice
                                                    President and a director of the Company since its incorporation in 1981.
                                                    Mr. Backman became Vice President, Special Projects in 1994. Prior to co-founding the Company, Mr. Backman was a Business Manager at Ion Tech,
                                                    Inc. and a Laboratory Administrator at Hughes Aircraft Company.

Richard P. Beck                   64         1995   Richard P. Beck joined the Company in 1992 as Vice President and Chief
                                                    Financial Officer. He became a director of the Company in 1995. From
                                                    1987 to 1992, Mr. Beck served as Executive Vice President and Chief
                                                    Financial Officer of Cimage Corporation, a computer software company.
                                                    Mr. Beck is a director of Target Financial, Inc., a privately-held financial company.

                                         DIRECTOR
 NOMINEES FOR DIRECTOR        AGE           SINCE     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE DURING PAST FIVE YEARS
------------------------      ---      -----------  ------------------------------------------------------------------------
Elwood Spedden(1,2      )         60         1995   Elwood Spedden joined the Board of Directors of the Company in September
                                                    1995. Mr. Spedden was a senior vice president of Tencor Instruments, a manufacturer of automatic test equipment used in the fabrication of semiconductors, from July 1996 to June 1997. From 1990 through March
                                                    1996, Mr. Spedden was with Credence Systems Corporation, a manufacturer of automatic test equipment used in the fabrication of semiconductors, in various senior management positions including President, Chief
                                                    Executive Officer and Vice-Chairman of the Board of Directors. Mr.
                                                    Spedden is a director of Insight Objects, a privately held software company, since January 1997.

Hollis L. Caswell                 66         1997   Hollis L. Caswell joined the Board of Directors of the Company in
                                                    February 1997 and joined the Company as Chief Operating Officer in June,
                                                    1997. Dr. Caswell has been a member of the Board of HYPRES, Inc., a manufacturer of superconducting electronics since 1990 and was Chairman of the Board from 1990 to 1994. From 1984 to 1990 Dr. Caswell served as
                                                    Senior Vice President of Unisys Corporation and President of such company's Computer Systems Group. Dr. Caswell is a director of Thomas
                                                    Group, Inc., a publicly held consulting company, since August, 1991.

Arthur A Noeth(1,2      )         62         1997   Arthur A. Noeth joined the Board of Directors of the Company in July,
                                                    1997. Mr. Noeth is President and Chief Executive Officer of The Implant
                                                    Center, a provider of ion implant services to the electronics industry, since 1993. From April 1987 to September, 1993 he was President of A.N.
                                                    Services, a business consulting service.

------------------------

(1) Member Of Audit Committee.

(2) Member of Compensation Committee.

    There is no family relationship between any of the foregoing nominees or between any of such nominees and any of the Company's executive officers.

BOARD MEETINGS AND COMMITTEES

    In February 1997, Hollis L. Caswell was elected to the Board of Directors, and was appointed to the Company's Audit Committee and Compensation Committee, to fill the vacancy on the Board and the committees created by the resignation of Mr. Jon Tompkins. In June 1997, Mr. Caswell was appointed Chief Operating Officer of the Company and, because he then ceased to be an outside director, he resigned his membership on the two committees. In July 1997, Arthur A. Noeth was elected to the Board of Directors and appointed to the two committees.

    The Board of Directors of the Company held a total of six meetings, including one telephonic meeting, during the fiscal year ended December 31, 1997. The Board of Directors has an Audit Committee and Compensation Committee. There is no Nominating Committee or committee performing the functions of a nominating committee. Other than Mr. Noeth, who was elected to the Board of Directors in July 1997, there is no incumbent director who attended fewer than 75% of the meetings of the Board of

Directors in 1997, and no incumbent director who attended fewer than 75% of the meetings of the committee or committees on which he served in 1997.

    The Audit Committee met once in 1997. At that time, such committee consisted of Messrs. Spedden and Tompkins. The Audit Committee currently consists of Messrs. Spedden and Noeth and is responsible for recommending engagement of the Company's independent auditors, reviewing the scope of the audit, considering the comments made by the independent auditors with respect to accounting procedures and internal controls and the consideration given thereto by the Company management, and reviews the internal accounting procedures and controls with the Company's financial and accounting staff.

    The Compensation Committee met once in 1997. At that time such committee consisted of Messrs. Spedden and Noeth. The Compensation Committee recommends salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers the Company's various incentive compensation and benefits plans for officers and recommends policies relating to such compensation and benefit plans.

REQUIRED VOTE

    The six nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to be voted for them shall be elected as directors. Votes withheld from the respective nominees will be counted for purposes of determining the presence of a quorum but will not be counted as affirmative votes. Stockholders do not have the right to cumulate their votes in the election of directors.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE SIX NOMINEES NAMED ABOVE.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The table below sets forth the beneficial ownership of shares of Common Stock of the Company as of March 15, 1998 by: (i) each person or entity who, based on the information provided to the Company by such persons or entities, owned beneficially more than five percent of the Company's Common Stock and such person or entity's address; (ii) each nominee and director of the Company; (iii) each named executive officer identified in the section of this proxy statement captioned "Executive Compensation and Other Information"; and (iv) all current directors and executive officers as a group.

                                                                                      SHARES
                                                                                   BENEFICIALLY        APPROXIMATE
NAME OF PERSON                                                                         OWNED          PERCENT OWNED
-------------------------------------------------------------------------------  -----------------  -----------------
Douglas S. Schatz..............................................................       12,139,800            54.1%
  c/o Advanced Energy Industries, Inc.
     1625 Sharp Point Drive
     Fort Collins, CO 80525

G. Brent Backman...............................................................        2,214,000            10.0%

  c/o Advanced Energy Industries, Inc.
     1625 Sharp Point Drive
     Fort Collins, CO 80525

The Capital Group Companies, Inc. and Capital Guardian Trust Company(1)........        1,204,000             5.4%

  333 South Hope Street
  Los Angeles, CA 90071

Eric A. Balzer(2)..............................................................          258,438             1.2%

Richard P. Beck(3).............................................................          157,101            *

Richard A. Scholl(4)...........................................................          426,402             1.9%

James Gentilcore(5)............................................................           19,094            *

Elwood Spedden(6)..............................................................            5,000            *

Arthur A. Noeth(7).............................................................            2,500            *

All current directors and executive officers as a group (11
  persons)(2,3,4,5,6,7)........................................................       15,268,904            68.0%

------------------------

*   Less than 1%

(1) Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the Securities and Exchange Commission by The Capital Group Companies, Inc. ("CGC") and Capital Guardian Trust Company ("Trust") on February 10, 1998. According to the Schedule 13G, CGC is the parent holding company of a group of investment management companies that hold investment power and, in some cases voting power over Common Stock of the Company. Trust is a wholly owned subsidiary of CGC and beneficially owns Common Stock of the Company as a result of serving as an investment manager of various institutional accounts. CGC and Trust have sole voting power over 980,500 shares of Common Stock and sole investment power over 1,204,000 shares of Common Stock. CGC does not have direct voting or investment power over any of such Common Stock and disclaims beneficial ownership of all of the 1,204,000 shares.

(2) Includes 2,000 shares that Mr. Balzer has a right to acquire within 60 days of March 15, 1998 pursuant to a stock option granted by the Company.

(3) Includes 19,000 shares that Mr. Beck has the right to acquire within 60 days of March 15, 1998 pursuant to a stock option granted by the Company.

(4) Includes 10,930 shares that his wife, Brenda Scholl, has a right to acquire within 60 days of March 15, 1998, pursuant to a stock option granted by the Company and 300 shares owned by Mrs. Scholl. Mrs. Scholl is a business unit manager for the Company.

(5) Consists of 19,094 shares that Mr. Gentilcore has the right to acquire within 60 days of March 15, 1998, pursuant to a stock option granted by the Company.

(6) Consists of 5,000 shares that Mr. Spedden has the right to acquire within 60 days of March 15, 1998, pursuant to stock options granted by the Company.

(7) Consists of 2,500 shares that Mr. Noeth has the right to acquire within 60 days of March 15, 1998, pursuant to stock options granted by the Company.

(8) Includes 39,436 shares that three non-named executive officers have the right to acquire within 60 days of March 15, 1998, pursuant to stock options granted by the Company.

                             DIRECTOR COMPENSATION

    Directors who are not employees of the Company receive meeting fees of $3,000 for each Board of Directors meeting attended, other than telephonic meetings, and $300 for each committee meeting attended, plus reimbursement for reasonable out-of-pocket travel expenses. In addition, each person who is a non-employee director is automatically granted upon becoming a director of the Company an option to purchase 7,500 shares of the Company's Common Stock under the Company's 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") at a price per share equal to the fair market value of one share of the Company's Common Stock on that date. Each option has a term of ten years and is immediately exercisable as to 2,500 shares of Common Stock, and vest as to 2,500 shares of Common Stock on each of the second and third anniversaries of the grant date. On each anniversary of the date on which a person becomes a non-employee director, an option for an additional 2,500 shares will be granted under the Directors' Plan to such director. Such additional options vest in full on the third anniversary of the grant date and expire ten years after the grant date. The exercise price of such options is equal to the fair market value of the Common Stock on the respective grant date. 50,000 shares of Common Stock have been reserved for issuance pursuant to options to be granted under the Directors' Plan. As of March 15, 1998, options to purchase a total of 7,500 shares were outstanding under the Directors' Plan.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers ("named executive officers") of the Company (determined at the end of the last fiscal year) for the fiscal years ended December 31, 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                             LONG TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                   ANNUAL COMPENSATION      SECURITIES      ALL OTHER
NAME AND                                                         ------------------------   UNDERLYING    COMPENSATION
PRINCIPAL POSITION                                      YEAR     SALARY ($)    BONUS ($)    OPTIONS (#)      ($) (1)
----------------------------------------------------  ---------  -----------  -----------  -------------  -------------

Douglas S. Schatz ..................................       1997     299,755            0             0          2,531
  President                                                1996     288,989            0             0              0
  Chairman of the Board and                                1995     288,283       50,568             0         10,290
  Chief Executive Officer

Eric A. Balzer .....................................       1997     166,667       81,905        10,000          1,445
  Vice President Operations                                1996     147,820            0             0              0
                                                           1995     149,049       25,872             0          4,686

Richard P. Beck ....................................       1997     197,181       93,301         5,000          1,699
  Vice President and                                       1996     150,460(3)          0       19,000(3)           0
  Chief Financial Officer                                  1995     182,519       31,920             0          6,140

James Gentilcore ...................................       1997     180,526       85,086        30,000          1,564
  Vice President, Sales                                    1996     165,823            0        20,000              0
  and Marketing                                            1995         (2)

Richard A. Scholl ..................................       1997     205,344       97,235             0          1,765
  Vice President and                                       1996     189,750            0             0              0
  Chief Technology Officer                                 1995     191,700       33,264             0          6,485

------------------------

(1) Amounts contributed by the Company to each of the named executive officers under the Company's 401(k) profit sharing plan.

(2) Mr. Gentilcore was not an employee in 1995.

(3) In 1996 Richard P. Beck voluntarily reduced his salary by 80% for the fourth quarter of 1996 and Mr. Beck was granted in lieu thereof an incentive stock option for 19,000 shares.

OPTION GRANTS IN FISCAL YEAR 1997

    The following table sets forth information as to stock options granted to named executive officers during the fiscal year ended December 31, 1997.

                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                          NUMBER OF     PERCENT OF                               ANNUAL RATES OF STOCK
                                         SECURITIES    TOTAL OPTIONS                             PRICE APPRECIATION FOR
                                         UNDERLYING     GRANTED TO                                    OPTION TERM
                                           OPTIONS     EMPLOYEES IN     EXERCISE    EXPIRATION   ----------------------
NAME                                       GRANTED         1997           PRICE        DATE          5%         10%
---------------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------

Douglas S. Schatz......................           0            N/A            N/A           N/A         N/A         N/A

Eric Balzer............................      10,000           1.4%      $   8.625     4/23/2007  $   54,337  $  137,138

Richard Beck...........................       5,000           0.7%      $   8.625     4/23/2007  $   27,169  $   25,444

James Gentilcore.......................      30,000           4.3%      $   8.625     4/23/2007  $  163,012  $  411,413

Richard Scholl.........................           0            N/A            N/A           N/A         N/A         N/A

    All of the options were granted under the Company's 1995 Stock Option Plan. Each option vests as to one fourth of the underlying shares on the first anniversary of its grant date and as to an additional one sixteenth each quarter thereafter until fully vested. The exercise price of each of the foregoing options is equal to the closing price of the Common Stock, as reported on the Nasdaq National Market, on the grant date.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND OPTION VALUES AT END OF
  FISCAL YEAR 1997.

    The following table sets forth information as to options exercised by the named executive officers during the fiscal year ended December 31, 1997 and options held by the named executive officers at December 31, 1997.

                                                                              NUMBER OF
                                                                             SECURITIES
                                             NUMBER OF         VALUED        UNDERLYING      VALUE OF UNEXERCISED
                                         SECURITIES ISSUED   REALIZED ON     UNEXERCISED     IN-THE-MONEY OPTIONS
                                          ON EXERCISE OF     EXERCISE OF     OPTIONS AT      AT DECEMBER 31, 1997
                                          OPTIONS IN 1997      OPTIONS    DECEMBER 31, 1997          (1)
                                        -------------------  -----------  -----------------  --------------------
Douglas S. Schatz.....................               0              N/A               0                  N/A
Eric A. Balzer........................               0              N/A          10,000           $   63,125
Richard P. Beck.......................          66,885        $ 945,386          24,000           $  241,750
James Gentilcore......................               0              N/A          53,094           $  444,852
Richard A. Scholl (2).................               0              N/A          20,374           $  203,946

------------------------

(1) Market value of underlying securities at year-end minus exercise price.

(2) Consists of 20,374 shares that his wife, Brenda Scholl, has a right to acquire pursuant to a stock option granted by the Company. Mrs. Scholl is a business unit manager for the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Elwood Spedden and Arthur Noeth. Prior to Mr. Noeth, Hollis Caswell was a member of the Compensation Committee until he became Chief Operating Officer in June 1997. Prior to Mr. Caswell, Jon Tompkins was a member of the Compensation Committee until he resigned in February 1997. Other than Mr. Caswell none of such persons is or has been an officer or employee of the Company or any of its subsidiaries, nor has any of such persons had a direct or indirect interest in any business transaction with the Company which involved an amount in excess of $60,000. None of the executive officers of the Company has served as a member of the board of directors or on the compensation committee of any other company of which any member of the Compensation Committee during 1997 is or has been an executive officer.

                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee, which consists of two non-employee directors, reviews and makes recommendations with respect to the Company's executive compensation policies and the compensation to be paid to each of the executive officers. The recommendations of the Compensation Committee with respect to each executive officers' compensation are subject to approval by the Board of Directors. The Committee also reviews the compensation policy, particularly with respect to stock options, for key managers who are not corporate officers.

COMPENSATION POLICIES

    One of the primary goals in setting compensation policies is to maintain competitive, progressive programs to attract, retain and motivate high caliber executives, foster teamwork and maximize the long-term success of the Company by appropriately rewarding such individuals for their achievements. Another goal is to provide an incentive to executives to focus efforts on long-term strategic goals for the Company by closely aligning their financial interests with stockholder interests. To attain these goals the Company's executive compensation program was designed to include base salary, annual incentives and long-term incentives.

    In formulating and administering the individual elements of the Company's executive compensation program, planning, implementing and achieving long-term objectives are emphasized to establish performance objectives, evaluate performance and determine actual incentive awards.

COMPENSATION COMPONENTS

BASE SALARY

    The base salaries of executive officers were established after review of relevant data of other executives with similar responsibilities from published industry reports and surveys of similarly situated companies. The objective is to maintain the Company's annual executive salaries at levels competitive with the market average base salary of executive officers in similar positions. The market is comprised of similarly sized high technology companies within and outside the Company's industry. In 1998, a large portion of each executive officer's compensation will be in the form of a cash bonus, provided certain target performance objectives are met. The Compensation Committee has established base salary and incentives for the executive officers for 1998.

ANNUAL INCENTIVES

    The more aggressive incentive bonus levels for executives are intended to provide the appropriate elements of variability and risk. Bonus payments are tied specifically to targeted corporate performance. The Committee will establish a base bonus amount, determined through review of a competitive market survey for executives at similar levels, which will be incrementally reduced if the Company does not meet its targeted performance or increased if the Company exceeds its targeted performance. There is no minimum or maximum percentage by which the bonus can be reduced or increased.

STOCK OPTIONS

    The Committee will grant stock options under the Company's 1995 Stock Option Plan to focus the executive's attention on the long-term performance of the Company and on maximizing stockholder value. The grant of stock options is closely tied to individual executive performance. The Committee will grant such stock options after a review of various factors, including the executive's potential contributions to the Company, current equity ownership in the Company and vesting rates of existing stock options, if any. Incentive stock options and non statutory stock options are granted with an exercise price of at least 100% and 85%, respectively, of the fair market value of the Common Stock subject to the option on the date of the grant and utilize vesting periods to encourage retention of executive officers. Because of the direct benefit executive officers receive through improved stock performance, the Committee believes stock options serve to align the interests of executive officers closely with those of other stockholders.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The compensation of the Chief Executive Officer, Mr. Douglas S. Schatz, was based on the policies and procedures described above. In determining Mr. Schatz's base salary and bonus, compensation levels for other chief executive officers in high technology firms within and outside the industry were examined. This information was compared to the relevant performance of such firms relative to the Company's performance.

EFFECT OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

    Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally limits the corporate deduction for compensation paid to certain executive officers to $1 million, unless the compensation is performance based. The Board has carefully considered the potential impact of this tax code provision on the Company and has concluded in general that the best interests of the Company and the stockholders will be served if certain of the Company's stock-based long-term incentives qualify as performance-based compensation within the meaning of the Code. It is the Board's intention that, so long as it is consistent with its overall compensation objectives, virtually all executive compensation will be deductible for federal income tax purposes.

                                          THE COMPENSATION COMMITTEE

                                          Elwood Spedden

                                          Arthur A. Noeth

                               PERFORMANCE GRAPH

    The following graph compares, for the period of time that the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934, the cumulative total stockholder return for the Company, The Nasdaq Stock Market U.S. and the Hambrecht & Quist Semiconductor Index. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                           ADVANCED ENERGY INDUSTRIES
                         H&Q SEMICONDUCTOR SECTOR INDEX
                         NASDAQ STOCK MARKET-U.S. INDEX

                 HAMBRECHT & QUIST INDEX PRODUCTS AND SERVICES:
                       1997 PROXY PERFORMANCE GRAPH DATA

                              MONTHLY DATA SERIES
        SCALED PRICES: Stock and index prices scaled to 100 at 11/17/98

           ADVANCED                       H&O
            ENERGY    NASDAQ STOCK   SEMICONDUCTOR
  DATES    INDUSTRIES MARKET -- U.S.    SECTOR
---------  ---------  -------------  -------------
 11/17/95     100.00         100.00         100.00
   Nov-95     105.00         101.47          98.54
   Dec-95      90.00         100.93          86.11
   Jan-96      87.50         101.43          84.94
   Feb-96      82.50         105.29          85.37
   Mar-96      80.00         105.64          81.32
   Apr-96      87.50         114.40          93.17
   May-96      80.00         119.66          90.29
   Jun-96      77.50         114.26          77.94
   Jul-96      58.75         104.08          69.19
   Aug-96      70.00         109.92          75.73
   Sep-96      53.75         118.32          88.48
   Oct-96      41.25         117.02          89.29
   Nov-96      66.25         124.25         112.53
   Dec-96      53.75         124.14         111.52
   Jan-97      75.00         132.96         134.45
   Feb-97      65.00         125.61         128.00
   Mar-97      75.00         117.41         125.33
   Apr-97      88.75         121.08         136.09
   May-97     122.50         134.81         146.95
   Jun-97     153.75         138.93         141.34
   Jul-97     250.00         153.60         172.88
   Aug-97     315.00         153.36         176.16
   Sep-97     283.12         162.43         176.69
   Oct-97     207.50         153.99         138.32
   Nov-97     197.50         154.75         133.44
   Dec-97     149.37         152.34         117.61

* Assumes $100 invested on November 17, 1995, the date of the Company's initial public offering, in the Common Stock of Advanced Energy Industries, Inc., and $100 invested on November 17, 1995 in the Nasdaq Stock Market-U.S., and the Hambrecht & Quist Semiconductor Index.

                              CERTAIN TRANSACTIONS

    The Company's executive offices and manufacturing facilities in Fort Collins, Colorado are leased from Prospect Park East Partnership and from Sharp Point Properties, LLC, (a Colorado limited liability company, the "LLC"), in which Douglas S. Schatz, President, Chief Executive Officer and Chairman of the Board of the Company, and G. Brent Backman, Vice President, Special Projects of the Company, hold

26.67% and 6.66% member interests, respectively, in each of the leasing entities. The Company believes that the terms of such leases are no less favorable than could have been obtained from a third party lessor. Aggregate rental payments under such leases for 1997 totaled approximately $1,320,834. The Company leases a condominium in Breckenridge, Colorado owned by a partnership formed by Messrs. Schatz and Backman. The Company uses the condominium to provide rewards and incentives to its customers, suppliers and employees. The Company believes that the terms of such lease are no less favorable than could have been obtained from a third party lessor. Aggregate rental payments under such lease for 1997 totaled $36,000.

                                 PROPOSAL NO. 2
                      AMENDMENT OF 1995 STOCK OPTION PLAN

    The Compensation Committee of the Board of Directors of the Company (the "Committee"), the administrator of the Company's 1995 Stock Option Plan (the "Plan"), has amended the Plan to increase the number of shares of Common Stock issuable thereunder from 3,500,000 to 4,625,000 (the "Amendment"). The Amendment was ratified by the Board of Directors of the Company on February 10, 1998 and is subject to approval of the stockholders. Technical amendments to reflect certain changes in the tax and securities laws also were approved by the Committee and ratified by the Board of Directors. A copy of the Plan, as revised, may be obtained from the Plan Administrator at the Company's corporate offices at 1625 Sharp Point Drive, Fort Collins, Colorado 80525; telephone number: 970-221-4670.

    OVERVIEW

    The stated purposes of the Plan are to provide a means by which the Company can seek to retain the services of its existing employees and directors, to secure and retain the services of new employees, directors and consultants and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

    Options to purchase Common Stock ("Options") may be issued under the Plan to any person, including an officer or director, employed by the Company or an affiliate of the Company, or to any person, including an advisor, who is engaged by the Company or an affiliate of the Company to render consulting services, provided that such person is compensated for such services ("Eligible Optionees"). When the Plan was first adopted in 1993, approximately 250 persons were Eligible Optionees. As of December 31, 1997, approximately 575 persons were Eligible Optionees. In addition to this growth in the Company, and the resulting issuance of Options to Eligible Optionees, certain officers of the Company elected in 1996 to receive Options in lieu of a portion of their salary for that year.

    As of February 1, 1998, the Company had issued 1,998,673 shares of Common Stock pursuant to Options and Options to purchase an additional 1,481,034 shares of Common Stock were outstanding under the Plan. The Company desires to amend the Plan to increase the number of shares of Common Stock issuable thereunder because the Company believes that Options are a critical component of its employees' compensation.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" AMENDMENT OF THE 1995 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER FROM 3,500,000 TO 4,625,000

CERTAIN INFORMATION REGARDING THE PLAN

    The Committee has the power to determine from time to time the Eligible Optionees to be granted Options, as well as the power to determine the terms and conditions of such Options. The Committee may amend or terminate the Plan at any time and for any reason, subject to ratification by the board of directors, any required regulatory approval and any required approval of the stockholders of the Company.

    DESCRIPTION OF OPTIONS. The provisions of separate Options need not be identical, but each Option is subject to the following provisions: (a) the term of any Option may not be longer than ten (10) years from the date of grant, (b) the exercise price of an Incentive Stock Option (as defined in the 1995 Stock Option Plan) shall not be less than 100% of the fair market value of the underlying Common Stock, and the exercise price of a Nonstatutory Stock Option (as defined in the 1995 Stock Option Plan) shall not be less than 85% of the fair market value of the underlying Common Stock, and (c) an Option shall not be transferable except by will or by the laws of descent and distribution; provided that a Nonstatutory Stock Option may also be transferred pursuant to a qualified domestic relations order satisfying the requirements of Rule 16b-3 under the Exchange Act.

    EXERCISE OF OPTIONS. Payment of the exercise price of an Option must be made either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Committee, either at the time of the grant or exercise of the Option, (A) by delivery to the Company of other shares of Common Stock, (B) according to a deferred payment or other arrangement (which may include the use of other shares of Common Stock) with the optionee or a permitted transferee, or
(C) in any other form of legal consideration that may be acceptable to the Board of Directors of the Company.

    ALLOCATION OF EMPLOYEE OPTIONS IN 1998. The potential benefit to be received by an optionee is dependent on increases in the price of the Common Stock prior to exercise of the Option. Accordingly, the ultimate dollar value of the Options is not currently ascertainable. As of March 9, 1998, the closing price of the Common Stock on the Nasdaq was $15.125.

    The Compensation Committee has granted to certain officers of the Company Options that are subject to the stockholders' approval of the Amendment ("Contingent Options"). If the Amendment is not approved by the stockholders, the Contingent Options will be cancelled without any additional action by the Company, the Committee or the holders of the Contingent Options. The following table sets forth certain information as of the date hereof with respect to Options granted in 1998, including the Contingent Options.

1995 STOCK OPTION PLAN BENEFITS

                                                                             SHARES OF COMMON
                                                                             STOCK UNDERLYING    EXERCISE
OPTIONEE                                                                         OPTIONS           PRICE
--------------------------------------------------------------------------  ------------------  -----------
Douglas S. Schatz.........................................................            None             n/a
Eric Balzer...............................................................          10,000       $   15.28
Richard P. Beck...........................................................          20,000           15.28
Hollis Caswell............................................................          37,500           15.28
James Gentilcore..........................................................          18,000           15.28
Timothy Kerr..............................................................          20,000           15.28
Richard A. Scholl.........................................................            None             n/a
All executive officers, as a group........................................         105,500           15.28
Non-Executive Officer Employees, as a group...............................         238,800           15.28

    All of the options were granted under the Company's 1995 Stock Option Plan. Each option vests as to one fourth of the underlying shares on the first anniversary of its grant date and as to an additional one sixteenth each quarter thereafter until fully vested except for Mr. Beck whose options vest quarterly at the rate of one sixteenth each quarter from the date of grant. The exercise price of each of the foregoing options is equal to the closing price of the Common Stock, as reported on the Nasdaq National Market, on the grant date.

    If the Amendment is approved by the stockholders, the Compensation Committee intends to grant additional Options under the Plan in 1998. However, the number of Options to be granted and the allocation among the persons set forth in the table above will be determined by the Committee in its discretion and, accordingly, are not currently determinable.

    UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS. The following is a summary of the principal anticipated United States federal income tax considerations of the grant and exercise of an Option to and by an Eligible Optionee who is resident in the United States. It is based on the current provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Current Tax Rules"). This discussion is general only and is not a substitute for independent advice from an individual's own tax and other advisors.

    GRANT OF OPTIONS. An optionee will not recognize any taxable income at the time an Option is granted.

    EXERCISE OF NONSTATUTORY STOCK OPTIONS. Upon exercise of a Nonstatutory Stock Option, an optionee generally will recognize ordinary income, for United States income tax purposes, equal to the excess, if any, of the then fair market value of the Common Stock acquired ("NSO Stock") over the exercise price of the Option. Any taxable income recognized in connection with the exercise of a Nonstatutory Stock Option generally will be subject to tax withholding by the Company, and the Company generally will be entitled to United States income tax deductions to the extent and in the year that such taxable income is recognized by the optionee.

    EXERCISE OF INCENTIVE STOCK OPTIONS. Upon exercise of an Incentive Stock Option, an optionee will not recognize taxable income if the optionee (a) does not dispose of the Common Stock so acquired ("ISO Stock") within two years after the date the Option is initially granted or one year after the date of exercise (collectively, the "Holding Periods"), and (b) is an employee of the Company or an affiliate of the Company from the date the Option is initially granted until three months prior to the date of exercise of the Incentive Stock Option (together, the "ISO Requirements"). If the ISO Requirements are met, the basis of the ISO Stock will be the price paid by the optionee on exercise of the Option. If the market value of the ISO Stock on the exercise date of the Option is greater than the exercise price of such Option, the difference between such amounts would be an item of tax preference, potentially subject to alternative minimum tax. If the ISO Requirements are met, the Company will not be entitled to any United States income tax deductions with respect to the exercise of Incentive Stock Options.

    DISPOSITION OF COMMON STOCK. When an optionee sells NSO Stock, any difference between the sale price and the optionee's tax basis in the NSO Stock will be treated as capital gain or loss. When an optionee sells ISO Stock, any difference between the sale price and the optionee's tax basis in the ISO Stock will be taxed as long-term capital gain.

    If an optionee disposes of ISO Stock prior to expiration of either of the Holding Periods, the optionee will recognize ordinary income, and the Company will be entitled to a tax deduction, equal to the lesser of (i) the fair market value of the ISO Stock on the exercise date less the exercise price of the related Option, and (ii) the amount realized on disposition of the ISO Stock minus the exercise price of the related Option. Any gain realized in excess of the ordinary income portion would be taxable as long-term or short-term capital gain, as applicable.

    CAPITAL GAINS. For dispositions of NSO Stock or ISO Stock occurring after July 28, 1997, long term capital gains will be taxed at a rate of 10% (for persons in the 15% tax bracket) or 20% (for other individuals) if the stock is held for more than 18 months from the exercise date. A rate of 28% will apply in the case of Common Stock held more than one year from the exercise date but not more than 18 months.

    DIVIDENDS. Dividends payable on Common Stock out of earnings and profits of the Company are ordinary income taxable at ordinary income rates.

                                 PROPOSAL NO. 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Unless marked to the contrary, proxies received will be voted "FOR" the ratification of the appointment of Arthur Andersen LLP as the independent auditors for the Company for the current year. Arthur Andersen LLP has been the Company's independent auditors since 1994. If the stockholders fail to ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider its selection.

    Audit services of Arthur Andersen LLP during the 1997 fiscal year included the examination of the consolidated financial statements of the Company and services related to filings with the Securities and Exchange Commission ("SEC") and other regulatory bodies.

    The Audit Committee of the Company will meet with Arthur Andersen LLP on an annual or more frequent basis. At such time the Audit Committee will review the services performed by Arthur Andersen LLP for the preceding year, as well as the fees charged for such services.

    A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. Moreover, the representative is expected to be available to respond to appropriate questions from the stockholders.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations form certain reporting persons, the Company believes that during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

                           PROPOSALS OF STOCKHOLDERS

    Proposals that stockholders desire to have included in the Company's proxy materials for the 1999 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its principal office (1625 Sharp Point Drive, Fort Collins, Colorado 80525) no later than December 3, 1998 in order to be considered for inclusion in such proxy materials.

                                   FORM 10-K

    A copy of the Company's 1997 Annual Report on Form 10-K will be available without charge upon request to: Investor Relations, Advanced Energy Industries, Inc. 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

    It is important that your stock be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

                                          THE BOARD OF DIRECTORS

Dated: April 2, 1998

[LOGO]                                    THIS IS YOUR PROXY
                                          YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

In addition to the election of Directors there are two proposals being submitted by the Board of Directors and the Board of Directors recommends a vote in favor of both proposals submitted.

Proposal No. 1: Nominees for Director: Douglas S. Schatz, G. Brent Backman, Richard P. Beck, Hollis L. Caswell, Arthur A. Noeth and Elwood Spedden.
_____For all nominees    _____Withhold authority to vote for all nominees

  For all nominees, except vote withheld from the following nominees:

--------------------   --------------------   --------------------

--------------------   --------------------   --------------------

Proposal  No. 2  Amendment to the 1995 Employee Stock Option Plan

        _____For         ____Against         _____ Abstain

Proposal No. 3: Ratification of Appointment of Independent Auditors

        _____For         ____Against         _____ Abstain

                              Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature:__________________Date:_______    Signature:__________________Date:___

REVERSE SIDE

          ADVANCED ENERGY INDUSTRIES, INC.
          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
          THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS
          TO BE HELD MAY 6, 1998



               The undersigned hereby constitutes and appoints Douglas S. Schatz and Richard P. Beck, and each of them, his or her lawful agents and proxies with full power of substitution in each, to represent the undersigned, and to vote all of the shares of stock of Advanced Energy Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Advanced Energy Industries, Inc. to be held at the corporate offices of Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado on Wednesday, May 6, 1998 at 10:00am, local time, and at any adjournment thereof, on all matters coming before said meeting.

               You are encouraged to specify your choice for the proposals by marking the appropriate box on the reverse side. The Proxies cannot vote your shares unless you sign and return this card.

          UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


          CONTINUED AND TO BE SIGNED ON REVERSE SIDE